SUB-ITEM 77-E   LEGAL PROCEEDINGS

Since February 2004,
 Federated and related
entities (collectively, "Federated")
have been
named as defendants in
several lawsuits, that
were consolidated into
a single action in the
United States District
Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of
the Federated-sponsored
mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in these
cases in April 2011.


SUB-ITEM 77-E LEGAL
PROCEEDINGS
(FEDERATED KAUFMANN FUND ONLY)
Since October 2003,
Federated and related
entities (collectively, "Federated")
and various
Federated-sponsored mutual
funds (Funds) have been
named as defendants in
several class action
lawsuits now pending in
 the United States District
 Court for the District of
Maryland. The lawsuits were
purportedly filed on behalf
of people who purchased,
owned and/or redeemed
shares of certain Funds
during specified periods
 beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and
late trading in
concert with certain institutional
 traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these
cases. Any settlement would
have to be approved by the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits that
are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving Federated Kaufmann
Fund.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds
in
each of the lawsuits described in
the preceding two paragraphs.
Federated and the Funds, and
their
respective counsel, have been
defending this litigation, and
none of the Funds remains a defendant in any of the lawsuits (though, the Federated Kaufmann Fund could potentially receive a recovery in the action alleging excessive advisory fees). Additional lawsuits based
upon similar allegations may be filed
in the future. The potential impact
of these lawsuits, all of which seek
monetary damages, attorneys' fees
and expenses, and future potential
similar suits is uncertain. Although
we do not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no assurance that
these suits,
ongoing adverse publicity and/or
other developments resulting from
the allegations in these matters will
not result in increased redemptions,
or reduced sales of shares of the Funds
or other adverse
consequences for the Funds.
Current as of:  8/18/94